Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Joseph Espeso (203) 853-0700

BOLT TECHNOLOGY CORPORATION REPORTS FISCAL YEAR 2005 RESULTS; FISCAL YEAR 2005 NET INCOME INCREASES 94% FROM FISCAL YEAR 2004.

NORWALK, CT., August 23, 2005 – Bolt Technology Corporation (AMEX:BTJ) today announced financial results for the fourth quarter and fiscal year ended June 30, 2005.

Fiscal year 2005 sales increased 27% to $18,796,000 compared to $14,806,000 last year. Net income for the year ended June 30, 2005 increased 94% to $1,659,000 or $0.30 per diluted share, compared to $853,000 or $0.16 per diluted share last year.

Sales for the fourth quarter of fiscal 2005, the three months ended June 30, 2005, increased 35% to $5,375,000 compared to $3,978,000 for the fourth quarter of fiscal 2004 and net income for the quarter increased 673% to $688,000 or $0.12 per diluted share, compared to $89,000 or $0.02 per diluted share in last year’s fourth quarter.

Raymond M. Soto, Bolt’s Chairman, President and CEO, commented, “We are pleased to report that fiscal 2005 was a good year for our Company. The results for fiscal 2005 improved significantly over last year driven by the strong global demand for Bolt’s high quality products, including our energy sources and underwater electrical connectors.”

Mr. Soto added, “Based on the outlook for oil prices and continued increases in worldwide energy demand, we are hopeful that the high level of marine seismic exploration activity will continue into fiscal 2006.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources and underwater connectors used in the offshore seismic exploration for oil and gas. Bolt also designs and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with decreased demand for the Company’s products due to fluctuation in energy industry activity, reliance on certain significant customers, significant amount of foreign sales and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those currently anticipated.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Year Ended June 30,
	2005	2004	2005	2004
Sales	$5,375,000	$3,978,000	$18,796,000	$14,806,000
Costs and expenses	4,362,000	3,848,000	16,296,000	13,498,000

Income before income taxes	1,013,000	130,000	2,500,000	1,308,000
Provision for income taxes	325,000	41,000	841,000	455,000

Net income	$688,000	$89,000	$1,659,000	$853,000

Diluted Earnings per share	$0.12	$0.02	$0.30	$0.16
Average diluted shares outstanding	5,569,000	5,498,000	5,533,000	5,489,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets

	June 30,
	2005	2004
Assets

Current Assets
Cash and cash equivalents	$3,654,000	$2,890,000
Accounts receivable	3,043,000	2,336,000
Inventories	7,141,000	4,687,000
Other	516,000	599,000

	14,354,000	10,512,000

Property and Equipment	1,815,000	861,000
Goodwill	11,042,000	11,084,000
Other	105,000	117,000

	$27,316,000	$22,574,000

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,100,000	$461,000
Accrued expenses	1,390,000	721,000
Customer deposit	414,000	—

	3,904,000	1,182,000

Deferred Income Taxes	337,000	—

Total liabilities	4,241,000	1,182,000

Stockholders’ Equity	23,075,000	21,392,000

	$27,316,000	$22,574,000

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